Exhibit 10.1
SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
     1.     Donald Morgan (“Employee”) was employed by RAE Systems (the “Company”) as its Vice President and Chief Financial Officer since January 2005. Employee has decided to retire from his employment with the Company. It is the Company’s desire to provide Employee with certain benefits that he would not otherwise be entitled to receive upon his separation from service and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Employee (the “Effective Date”), provided that Employee has not revoked this Agreement (by written notice to Greg Vervais at the Company) prior to that date.
     2.     Employee’s employment relationship with the Company will be terminated on a date to be mutually agreed upon between Employee and the Company (the “Termination Date”).
     3.     The Company shall provide Employee with the following benefits after this Agreement becomes effective:
          (a)     Consulting Services Agreement for the six (6) month period immediately following the Termination Date (the “Consulting Period”). The terms and conditions of this consulting assignment are set forth in the Consulting Services Agreement attached hereto as Exhibit 1;
          (b)     A severance payment equal to $100,000.00 less applicable withholding, payable in a lump sum within seven days following the last day of the Consulting Period; and
          (c)     A lump sum payment equal to the cost of six months of COBRA premiums payable at the same time as the severance payment.
Employee understands that as of his Termination Date, he will be paid all wages and accrued, unused vacation that Employee earned during his employment with the Company through the Termination Date. Employee understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.
     4.     Employee and his successors and assigns release the Company and its related entities, past and present affiliates, shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (the “Released Parties”) of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of

1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.
     5.     Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Employee waives any right which he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims.
As additional consideration for the compensation and benefits described in this Agreement, Employee agrees that he will affirm and extend this Release of Claims for the period beginning on the date this Agreement is initially signed and ending on the Termination Date by re-signing this Agreement in the space at the end of the Agreement on or shortly following the Termination Date.
     6.     This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee, by this Agreement, is advised to consult with an attorney before executing this Agreement.
     Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) that Employee has obtained and considered such legal counsel as Employee deems necessary; (d) that Employee has been given up to twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21 day period at Employee’s option); and (e) that by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.
     This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Greg Vervais by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The benefits described above shall become due and payable in accordance with paragraph 3, provided this Agreement has not been revoked.
     This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

     7.     Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Employee. On or before the Effective Date, Employee will return to the Company, in good working condition, all Company property and equipment that is in Employee’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Employee prepared or received in the course of his employment with the Company.
     8.     Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products, services or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. The Company also agrees that it will not, at any time in the future, make any critical or disparaging statements about the Employee, unless such statements are made truthfully in response to a subpoena or other legal process. In response to inquiries from prospective employers regarding Employee, the Company will provide no information other than Employee’s date of employment and positions held with the Company which is in accordance with the Company’s policy.
     9.     Employee agrees that for a period of one (1) year following the Termination Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his employment with the Company.
     10.     The Employee shall not interfere with the Company’s relationships with current or prospective employees, suppliers, customers, investors or business partners known or disclosed to the Employee during the course of Employee’s employment with the Company. Specifically, the Employee agrees Employee will not act in any manner that Employee knows or reasonably should know will result in damage to the business or reputation of the Company.
     11.     In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
     12.     Employee and the Company understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the parties hereto, or either of them, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of truth or falsity of any claims heretofore made or (b) an acknowledgement or admission by either Party of any fault or liability whatsoever to the other party or to any third party.
     13.     Each party represents that it has been advised of its right to consult with an attorney and to seek legal representation of its choosing in the execution of this Agreement, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     14.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any stock option agreements between the parties and any agreements described in paragraph 7. This Agreement may be modified or amended only with the written consent of Employee and an authorized officer of the Company, provided, however, that the Company may amend or modify this Agreement in order to comply with the provisions of Section 409A of the Internal Revenue Code, to the extent applicable. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 3.

Dated: August 8, 2006	/s/ Donald Morgan
Donald Morgan

RAE Systems Inc.
/s/ Gregory J. Vervais
Dated: August 8, 2006	By: Gregory J. Vervais
Its: Vice President, Corporate Human Resources

CONSULTANT SERVICES AGREEMENT
Effective Date: November 10, 2006
     This Agreement is made by and between RAE Systems, Inc. (“RAE”) a corporation and Donald Morgan (the “Consultant”).
     1.     Engagement of Services. Consultant agrees to render consulting services to RAE for six months until May 10, 2007. Consultant shall make himself available to assist the new Chief Financial Officer of RAE on such transition matters or new projects as may be reasonably requested.
     2.     Compensation. RAE will pay Consultant $16,666.67 per month for services rendered under this agreement, plus the cost of Consultant’s COBRA payments. Such payments shall be made within seven business days in arrears at the end of each month. Consultant will be reimbursed only for expenses which have been approved in advance in writing by a RAE manager, within seven (7) days of receipt of Consultant’s invoice, provided Consultant has furnished such documentation for authorized expenses as RAE may reasonably request.
     3.     Independent Consultant Relationship. Consultant’s relationship with RAE is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which RAE may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of RAE unless specifically requested or authorized in writing to do so by a RAE manager. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by RAE for the payment of any social security, federal, state or any other employee payroll taxes. RAE will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.
     4.     Confidential Information. Consultant agrees to hold RAE’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. “Confidential Information” as used in this Agreement shall mean any and all information related to the current, future and proposed products and services of RAE, its suppliers and customers, and includes, without limitation, its respective information concerning research, experimental work, development, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Confidential Information” also includes proprietary or confidential information of any third party who may disclose such information to RAE or Consultant in the course of RAE’s business. The above obligations shall not apply to Confidential Information which is already known to the Consultant at the time it is disclosed, or which before being divulged either (i) has become publicly known through no wrongful act of the Consultant; (ii) has been rightfully received from a third party without restriction on disclosure and without breach of this Agreement; (iii) has been independently developed by the Consultant; (iv) has been approved for release by written authorization of RAE; (v) has been disclosed pursuant to a requirement of a government agency or of law. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs and lists) furnished to Consultant by RAE, whether delivered to Consultant by RAE or made by Consultant in the performance of services under this Agreement (the “RAE Property”) are the sole and exclusive property of RAE or its suppliers or customers. Upon termination of this Agreement by

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either party for any reason, Consultant agrees to promptly deliver to RAE the original and any copies of the RAE Property. Consultant agrees to certify in writing that Consultant has so returned all such RAE Property.
     5.     No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from a competitor of RAE (as listed in attached schedule A), inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for RAE, under this Agreement. Consultant warrants that, to the best of its knowledge, there is no other contract or duty on its part inconsistent with this Agreement. Consultant agrees to indemnify RAE from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.
     6.     Noninterference with Business. During this Agreement, and for a period of one year immediately following its termination, Consultant agrees not to interfere with the business of RAE in any manner. By way of example and not of limitation, Consultant agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with RAE.
     7.     Successors and Assigns. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without RAE’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of RAE’s successors and assigns, and will be binding on Consultant’s assignees.
     8.     Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing.
     9.     Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.
     10.     Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
     11.     Waiver. The waiver by RAE of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.
     12.     Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to RAE for which there will be no adequate remedy at law; and, in the event of such breach, RAE will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).
     13.     Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Project Assignments and services undertaken by Consultant for RAE. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“RAE”		“Consultant”

RAE Systems Inc.

By:	/s/ Gregory J. Vervais	/s/ Donald W. Morgan

Name: Gregory J. Vervais		Donald W. Morgan

Title: Vice President, Human Resources

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